Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MTI Technology Corporation

     We have issued our report dated June 7, 2004 (except for Note 16, as to which the date is June 18, 2004), accompanying the consolidated financial statements and schedule included in the Annual Report of MTI Technology Corporation and subsidiaries on Form 10-K for the year ended April 3, 2004, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP
Irvine, California
July 15, 2004